EXHIBIT 10.1

CASEY SYSTEMS INC.

February 13, 2008
Mr. Albert Koenig
42 Scribner Hill Road
Wilton, CT 06897

Re:  Separation Agreement and General Release

Dear Mr. Koenig:

This letter Separation Agreement and Release (“Agreement”) sets forth the terms and conditions regarding your separation from employment with Casey Systems Inc. and any of its parents, subsidiaries and affiliates (collectively, the “Company”).

1.
Resignation. For purposes of this Agreement, the Company agrees to waive the requirement in your Employment Agreement, Section 5.5, which requires you to provide three (3) months written notice of your resignation and will accept your resignation effective February 13, 2008 (the “Resignation Date”).  You confirm that you have not incurred any undisclosed debt, liability or obligation (collectively, “liability”) on behalf of the Company.  You also acknowledge that commencing on the date of this letter that you have no authority to waive attorney/client privilege on behalf of the Company and you represent that you have not waived or attempted to waive such privilege prior to the date of this letter.

2.
Return of Company Property/Return of Personal Property.  You represent that as of the date of this Agreement, you have returned to the Company or at the Company’s direction, destroyed all property, files, and other Company material in your possession and all property made available to you in connection with your employment with the Company, including without limitation, any and all Company gas cards, EZ passes, access cards and codes, keys, safe combinations, security access codes, records, customer lists, a PDA Treo, files and any other equipment, papers, electronically stored information and documents kept or made by you in connection with your employment.  This paragraph shall not apply to any such property which is of a non-confidential nature and is specific to you as an employee of the Company.  Within a reasonable time after the Resignation Date, the Company shall pack all of your personal items remaining in the New York and Syosset Offices and ship them to your home.  The Company shall also ship such items as may arrive at the Company Offices up to three (3) weeks after the Resignation Date.

3.
Expense Reimbursement.  The Company shall pay or reimburse you in accordance with the Company’s established guidelines, for all reasonable, ordinary and necessary expenses incurred by you in January 2008 in connection with services rendered by you for the Company, such reimbursement to be paid promptly after the Company receives appropriate documentation for such expenses.  The Company will have the right to offset against such payments the amount of $9,310.56 for personal or undocumented expenses incurred by you and charged to the Company for which reconciliation has not been made.  Your signature on this Agreement represents your consent to this withholding.

4.
Vacation Payment.  You will also receive a lump sum payment for eighteen (18) days of accrued but unused vacation to which you are entitled under the Company plan.  Payment for any accrued and unused vacation time as of the Resignation Date will be made by the Company in your February 14, 2008 paycheck.  These payments will be made whether you sign this Agreement or not.  To the extent that restitution of personal or undocumented expenses incurred by you and charged to the Company is not satisfied in accordance with Paragraph 3 above, you have requested and the Company has agreed to permit you to provide the balance due to the Company by your personal check, within five days after you receive your accrued but unused vacation pay from the Company.

5.
Severance and Benefit Payments.  Subject to your agreement to the terms and conditions of this Agreement, your compliance with such terms and your non-revocation of this Agreement pursuant to Paragraph 20 below, the Company shall provide you with the following payments and benefits, which you acknowledge are adequate consideration for the covenants and promises that you are making herein:

(a) Commencing with the first regularly scheduled payroll period following the Resignation Date, and assuming that this Agreement has not been revoked in accordance with Paragraph 20, the Company will provide you with a total severance benefit equal to nine (9) months of your annual base salary immediately prior to the Resignation Date.  Payments will be made in equal installments in accordance with the Company’s regular payroll procedures and will be subject to all applicable taxes and withholdings.  This will be referred to as the Severance Period.

(b) During the term of the Severance Period, the Company will continue the benefits provided in paragraphs 3.1 and 4 of your Employment Agreement, provided that such continuation is permitted under the governing plans, except that you shall not continue to accrue vacation or any other benefits during the Severance Period.  In addition, the Company will not continue your long term disability insurance, extended dental insurance and life insurance since such continuation is not permitted by the terms of those plans.  However, during the term of the Severance Period the Company will pay you an additional three hundred dollars ($300.00) per month less all applicable taxes and withholdings, towards your purchase of such individual insurance.  If you become eligible for such benefits during the Severance Period, you agree to immediately inform John Poserina in writing at Casey Systems, 209 Lafayette Drive, Syosset, New York 11791, within seven (7) days of your eligibility for coverage elsewhere.  You further agree that as of that benefit eligibility date, the Company’s obligation for this additional monthly payment will cease.

(c) During the term of the Severance Period, the Company will continue to pay the same proportionate rate for medical, dental and other group insurances as it paid while you were an employee.  The Company’s payment for your group medical benefits will terminate upon the earlier of the end of your Severance Period; your material breach of this Agreement; or the time that you become eligible for medical coverage elsewhere.  If you become eligible for group medical benefits during the Severance Period, you agree to immediately inform John Poserina in writing at Casey Systems, 209 Lafayette Drive, Syosset, New York 11791, within seven (7) days of your eligibility for coverage elsewhere.  You further agree that as of that benefit eligibility date, the Company’s obligation to pay for such premiums will cease.  To continue coverage on the same terms and conditions on which you are currently receiving such benefits, the Company will withhold from the severance payments, the required premiums.  Your signature on this Agreement represents your consent to this withholding.

(d) You acknowledge that following the Resignation Date, except as provided in this Agreement, you will not be entitled to any other payments, benefits or perquisites from the Company, including without limitation, salary, bonus, vacation pay or any other compensation or benefits.  To the extent that you may have any vested rights under any of the Company’s welfare or benefit plans, equity plan or equity plan award, your rights and obligations shall, unless specifically modified herein, be governed by the applicable terms of any such plan as existing on the Resignation Date;

(e) All payments hereunder shall be subject to applicable deductions and withholding.

6.
COBRA. At the conclusion of your Severance Period, you will be entitled to exercise, at your cost, any remaining COBRA extension rights to which you may be entitled under law with respect to group health coverage.

7.
General Release of Claims.  The Company is under no obligation to make the payments or provide the benefits being provided to you pursuant to Paragraph 5 above, and will do so only subject to your agreement to, and compliance with, the terms of this Agreement.  For and in consideration of the payments described in Paragraph 5 above, and other good and valuable consideration, you, on your own behalf and on behalf of your heirs, administrators, executors, and assigns, fully and forever release, remise and discharge the Company, its employee benefits plans and trustees, fiduciaries, and administrators of those plans and any of its present or past employees, officers, directors, agents, and contractors, and each of their predecessors, successors and assigns (individually and collectively) from any and all claims, which, as of the date of this Agreement, you had, may have had, or now have against the Company, for or by reason of any matter, cause or thing whatsoever, including any Claim arising out of or attributable to your employment or your resignation of employment from the Company, including but not limited to claims of breach of implied or express contract, or quasi contract, breach of promise, estoppel, wrongful termination, unjust dismissal, constructive discharge, violation of public policy, common law claims, including but not limited to, misrepresentation, fraud, intentional or negligent infliction of emotional distress, negligence, intentional harm, torts, defamation, libel or slander, or under any federal, state or local law dealing with discrimination, harassment and/or retaliation based on age, race, color, sex, sexual orientation, national origin, citizenship status, ancestry, religion, marital status, pregnancy, disability, medical condition or such laws relating to wages or the employer/employee relationship, provided, however, that this Release shall not apply to the Company’s obligations under this Agreement.  This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, (all as amended, if applicable), the New York State Human Rights Law, the New York City Human Rights Law, the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York Minimum Wage Act, the New York Wage and Hour Law, the New York Whistleblower Statute, and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  In addition, this release of claims includes all claims for the payment of wages, moneys owed, severance, vacation pay, disability payments, benefit contributions or matching payments, stock options, stock awards, vacation pay, bonuses or claims for attorneys’ fees, costs or expenses not otherwise provided in this Agreement.

8.
Effect of General Release; Limitations on General Release.  You understand that by signing this Agreement you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released in this Agreement.  However, excluded from this General Release are any claims that cannot be waived by law, including, but not limited to, your right to challenge the legal validity of this Agreement under the ADEA, as amended and your right to pursue claims arising from a breach of this Agreement.  In addition, nothing in the General Release of claims above or any other part of this Agreement precludes you from filing a charge with an administrative agency or from participating in an agency investigation.  You are, however, waiving your right to recover money in connection with any such charge or investigation.  You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

9.
Covenant Not to Sue.  In addition to waiving and releasing the claims and rights covered by the General Release of Claims above, you promise not to sue the Company or any other Released Party in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release of Claims.  This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release.  If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages.  More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either:  (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company all of the payments provided to you under Paragraph 5 above, except for one-hundred dollars ($100.00).  In the event of such violation, the Company will also be excused from providing you any remaining payments and benefits under this Agreement.  However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

10.
Company Release of Claims.  For and in consideration of the benefits provided by you under this Agreement, the Company, its officers, directors, employees, agents, successors and assigns (individually and collectively, the “Company”) fully and forever release, remise and discharge you, from any and all claims, which, as of the date of this Agreement, the Company had, may have had, or now has against you, for or by reason of any matter, cause or thing whatsoever, including any Claim arising out of or attributable to your employment and your resignation from employment with the Company, including but not limited to claims of breach of implied or express contract, or quasi contract, breach of promise, estoppel, violation of public policy, common law claims, including but not limited to, intentional or negligent infliction of emotional distress, negligence, intentional harm, torts, defamation, libel or slander, or under any federal, state or local law dealing with discrimination, harassment and/or retaliation based on age, race, color, sex, sexual orientation, national origin, citizenship status, ancestry, religion, marital status, pregnancy, disability, medical condition or such laws relating to wages or the employer/employee relationship, provided, however, that this Release shall not apply to your obligations under this Agreement nor shall this Release apply to any claims of misrepresentation, fraud or criminal conduct about which the Company may learn subsequent to the execution of this Agreement.

11.
Confidential Information.  You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information.  The term “Confidential Information” as used in this Agreement means (i) confidential information of the Company, including, without limitation, information received from third parties under confidential conditions; and (ii) inventions and other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, Comtrak and Casey databases, customer lists, costs, price lists, supplier information, marketing information and strategies, annuals, confidential plans for the creation or disposition of products, product development plans, and financial data and plans, Comtrak, Teltrak issues, strategies and designs), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies.  Confidential Information does not include information that is generally known to the public or within the relevant trade or industry, unless it becomes known due to your violation of this Agreement, or was known by you prior to your employment with the Company.

(a) You understand and agree that such Confidential Information has been disclosed to you in confidence and only for the use of the Company.  You understand and agree that (i) you will keep such Confidential Information confidential at all times after the resignation of your employment from the Company, and (ii) you will not make use of Confidential Information on your own behalf, or on behalf of any third party, unless required to do so under compulsion of law.  Nothing in this Paragraph 11 will limit or amend any confidentiality undertaking you may have signed in favor of the Company, or the covenants contained in Paragraph 7 of your Employment Agreement, which undertaking and covenants shall remain in full force and effect notwithstanding this Agreement.

(b) The parties agree that all discussions leading up to this Agreement are strictly confidential and do not constitute, nor shall be construed as, an admission of any wrongdoing, violation of law, or breach of any agreement, duty, or obligation owed by any party to any other party.

(c) Nothing contained in this Agreement shall preclude you from discussing any matter concerning the Company with any governmental agency.  Furthermore, you agree to cooperate with any governmental agency that requests you to provide testimony or information regarding the Company.  If you are compelled to testify by a validly served subpoena in any legal proceeding or by governmental authority, you will provide advance notice to the Company of such obligation and you will testify truthfully as to all matters concerning your employment with the Company.

12.
Cooperation.  During the Severance Period, and in exchange for the severance and benefits contained in this Agreement, you agree to be available to, cooperate with, and provide information to the Company in connection with any matter pending at the time of your resignation or which may later arise and which relates to your employment with the Company, or to events or information about which you are aware as a result of such employment.  In the event you are required to travel for purposes of this paragraph, the Company shall reimburse your travel expenses after the Company receives appropriate documentation for such expenses.

13.
Non-Disparagement.  You and the Company Control Group (officers at the level of vice president and above) agree that they have not taken and will refrain from taking any actions or making any defamatory or disparaging written or oral statements regarding each other, their related entities or personnel and agree not to solicit any comments, statements or the like to the media or others that may be considered to be derogatory or detrimental to the good name or business reputation of either of the parties to this Agreement or to the Company’s past or present shareholders, directors, executives, officers, employees, agents or representatives.  All requests for references shall be referred to the Chief Executive Officer or to the Human Resources Department.

14.
Non-Solicitation.  You agree that, in accordance with your Employment Agreement, during the Severance Period, and continuing through February 1, 2015, you will not, directly or indirectly, call on any accounts and customers of the Company for the purpose of soliciting and/or providing to such accounts and customers any products or services similar to those sold or provided by the Company, nor will you in any way, directly or indirectly, induce any accounts and customers of the Company to cease doing business with the Company.  Further you agree that during the Severance Period and continuing through February 1, 2015, you will not directly or indirectly, solicit, encourage, or induce any of the Company’s other employees or consultants of the Company to leave the Company’s employ, or to work for you or any Competitive Business of the Company, or any other entity.  You agree that this non-solicitation arrangement is fair, and reasonable and necessary under the circumstances and is reasonably required for the protection of the Company and that the severance under this Agreement constitutes additional consideration for such covenants.  You also acknowledge that, in the event you breach any part of this paragraph, the damages to the Company would be irreparable.

15.
Certain Remedies.  Without intending to limit the remedies available to the parties hereto, the parties agree that the Company would be irreparably harmed by any actual or threatened violation of Paragraphs 11, 13 and 14 of this Agreement and that you would be irreparably harmed by any actual or threatened violation of Paragraph 13 of this Agreement, that in the event of a violation of these provisions, both parties would be without an adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the injured party shall be entitled to seek from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security or the need to prove damages, restraining the other party from engaging in activities prohibited by Paragraphs 11, 13 and 14 of this Agreement or such other relief as may be required specifically to enforce this Agreement.

16.
Entire Agreement.  The terms described in this Agreement constitute the entire agreement between you and the Company and may not be altered or modified other than in a writing signed by you and the Company.  No promise, inducement or agreement not expressed herein has been made to you in connection with this Agreement and this Agreement supercedes all prior arrangements, communications, commitments or obligations between yourself and the Company, except to the extent that those provisions are expressly incorporated herein by reference.

17.
Effective Date.  This Agreement shall not become effective, and no payments shall be due you hereunder, until such time as it is received by the Company, is signed by you and the Company, is approved by the Board of Directors, and the Revocation Period has expired without any revocation by you of this Agreement.

18.
Knowing and Voluntary Decision to Sign.  You have read and received a complete explanation of the terms of this Agreement, including its release and you confirm that you have had the opportunity to confer with an attorney or any other advisors of your own choosing with respect to the terms of this Agreement.  You acknowledge that you have entered into this Agreement freely and voluntarily.

19.
Time to Consider.  You acknowledge that you were advised that you could take up to twenty-one (21) days from the date this Agreement was given to you to review this Agreement and decide whether you would enter into this Agreement.  To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily, and have knowingly waived such twenty-one (21) day period.

20.
Revocation Period.  You may revoke this agreement for a period of seven (7) calendar days after its execution (the "Revocation Period"), by delivery of a notarized written notice of revocation (the "Revocation Notice") prior to 5:00 p.m. on the last day comprising the Revocation Period to John Poserina, Chief Financial Officer, Casey Systems, 209 Lafayette Drive, Syosset, New York 11791.  This Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner.  In the event that you revoke the Agreement, or if for any other reason it is held to be unenforceable, all checks, instruments, funds, or other such payments received by you pursuant to the terms of this Agreement shall immediately be returned to the Company.

21.
Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by the court by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

22.
Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the State of New York (applicable to contracts to be performed wholly with such state).  If the above sets forth our agreement, please so signify your consent to such agreement, by executing the enclosed copy of this Agreement and returning it to me.

Very truly yours,

CASEY SYSTEMS INC.

By:  _________________________________
________________
Title

Agreed to and accepted:

_____________________________
Albert Koenig

Date executed: February 13, 2008

Sworn and subscribed to before me
this ______ day of ___________, 2008.

____________________________________
Notary Public